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                                                                     Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated July 15 1997, by and between JET AVIATION TRADING, INC., a Florida corporation ("Jet") and SCHUYLKILL ACQUISITION CORPORATION, a Florida corporation ("SAC"). Jet and SAC are sometimes hereinafter referred to as the "Constituent Corporation."

         WHEREAS, the Board of Directors of SAC has determined that it is in the best interests of SAC and its stockholders to acquire Jet through a merger of Jet with and into SAC (the "Merger"), all in accordance with the terms and conditions of this Agreement; and

         WHEREAS, the Board of Directors of Jet believes that the Merger is in the best interests of its stockholders on the date hereof (the "Jet Stockholders").

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                                 PLAN OF MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Florida, as amended (the "BCA"), as of the Effective Time (as defined in Section 1.2), (a) Jet shall be merged with and into SAC, (b) the separate existence of Jet shall thereupon cease and (c) SAC, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Florida.

         1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately upon the filing of the Articles of Merger, in the form attached hereto as Exhibit "A" (the "Articles of Merger"), to be executed, acknowledged and filed with the Secretary of State of the State of Florida (the "Florida Secretary") as provided in the BCA. The date and time of such filing is herein sometimes referred to as the "Effective Time."

         1.3 EFFECT OF THE MERGER. At the Effective Time, the Constituent Corporations shall become a single corporation, and the Surviving Corporation shall thereupon and thereafter posses all of the rights, privileges, immunities, powers, franchises and authority of a public and private nature, and be subject to all of the restrictions, disabilities and duties, of each of the Constituent Corporations. The Surviving Corporation shall be vested with all the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Corporations, and all assets and property of every description, real, personal and mixed, and every interest therein, wherever located, and all debts or other obligations belonging or due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action or belonging to each of the Constituent Corporations.



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         1.4  ARTICLES OF INCORPORATION AND BY-LAWS. At the Effective Time, the
Articles of Incorporation of SAC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Articles of Incorporation. The By-Laws of SAC shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law and such By-Laws.

         1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the initial officers and directors of the Surviving Corporation will be as set forth on Exhibit "B".

         1.6 JET STOCKHOLDER APPROVAL. Jet will take all action necessary in accordance with the BCA and any other applicable law or regulation, and with its Articles of Incorporation and By-Laws, to solicit the written consent of its stockholders or to convene a meeting of its stockholders, to be held as soon as practicable, to consider and vote upon this Agreement and the transactions contemplated hereby. Jet shall use its best efforts to obtain such stockholder approval.

         1.7 FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporation or otherwise to take all such action.

         1.8 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Bloom & Warfman, P.A., 1101 Brickell Avenue, Suite 1400, Miami, FL 33131, at such time and date which is as soon as practicable after the satisfaction of the conditions set forth in Article VI and in any event which is no later than two business days after satisfaction or waiver of such conditions (the "Closing Date"). At the Closing, SAC and Jet will each carry out the procedures specified under the applicable provisions of the BCA, including duly executing and filing the Articles of Merger with the Florida Secretary, to the end that the Merger shall become effective.

         1.9 ACCOUNTING TREATMENT. The parties understand that the Merger will be accounted for as a purchase in accordance with generally accepted accounting principals.

         1.10 NAME. The name of the Surviving Corporation shall be Jet Aviation Trading, Inc.

         1.11 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Surviving Corporation shall be 15675 Northwest 15th Avenue, Miami, Florida 33169.


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                                   ARTICLE II
           CONVERSION OF SHARES; DISSENTING SHARES; EXCHANGE OF SHARES

         2.1      CONVERSION OF JET SHARES.

                  (a) At the Effective Time, each then outstanding share of common stock of Jet (the "Jet Common Stock") (other than Dissenting Shares as defined in Section 2.4) shall cease to be an existing and issued share by virtue of the Merger and without any action on the part of SAC, Jet or the holder thereof shall be canceled in exchange for one share of common stock of SAC (the "SAC Common Stock").

                  (b) All shares of Jet Common Stock (the "Jet Shares") or other securities held in the treasury of Jet immediately prior to the Effective Time, shall be canceled and cease to exist at and after the Effective Time, and no consideration shall be paid with respect thereto.

         2.2 CLOSING OF JET TRANSFER BOOKS. At and after the Effective Time, holders of certificates representing Jet Shares shall cease to have any rights as stockholders of Jet, the stock transfer books of Jet shall be closed with respect to Jet Shares issued and outstanding immediately prior to the Effective Time, and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation, they shall be exchanged as provided in Section 2.3.

         2.3 EXCHANGE OF CERTIFICATES. Jet or SAC shall transmit to the holders of the Jet Shares (the "Recipient Holders") appropriate documents, including a form of transmittal letter substantially as attached hereto as Exhibit "C" (the "Transmittal Letter"), to be used by them to surrender their certificates representing Jet Shares in exchange for SAC Common Stock certificates (collectively, the "Merger Consideration"), in each case to the extent provided in Section 2.1 hereof. Until so surrendered and exchanged, each certificate for Jet Shares held by Recipient Holders, shall represent solely the right to receive the Merger Consideration into which the Jet Shares it theretofore represented shall have been converted pursuant to Section 2.1 (or to perfect the holder thereof's right to receive payment for such shares pursuant to Section 607.1301 et. seq. of the BCA and Section 2.4 hereof); provide however, that customary and appropriate certifications and indemnities allowing exchange against lost or destroyed certificates shall be provided; and provided further that nothing in this Section 2.3 shall require SAC to deliver its Common Stock to any Recipient Holder who shall fail to surrender a certificate representing such shares (or the certification and indemnities relating to a lost certificate) together with a Transmittal Letter duly completed and executed by such Recipient Holder.

         2.4 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Jet Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner and at the time provided in Section 607.1301, et. seq. of the BCA ("Dissenting Shares") shall not be canceled without consideration or canceled and converted into shares of SAC Common Stock unless and until such holder shall have failed to perfect


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or shall have effectively withdrawn or lost, such holder's appraisal rights under the BCA. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such rights, such holder's Shares shall thereupon be deemed to have been canceled or converted as described in Section 2.1 at the Effective Time, and each such share held by a Recipient Holder shall represent solely the right to receive the shares of SAC Common Stock into which the Jet Shares it theretofore constituted shall have been converted pursuant to Section
2.1. From and after the Effective Time, no stockholder who has demanded the appraisal of shares as provided in Section 607.1301 et. seq., of the BCA shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time). Such stockholders who have demanded the appraisal of shares shall only be entitled to receive consideration as provided in Section 607.1301 et. seq., of the BCA.

         2.5 INVESTMENT INTENT. The SAC Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the Shares are registered under the Act or an exemption from such registration is available. Each certificate representing the SAC Shares will have a legend thereon incorporating language as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

         2.6 CAPITAL STOCK OF SAC. Each share of common stock, and all rights, options and warrants to purchase Common Stock ("Stock Purchase Rights") of SAC issued and outstanding immediately prior to the Effective Time shall become shares and Stock Purchase Rights of the Surviving Corporation after the Merger and together with all the shares of Common Stock issuable pursuant to
Section 2.1(a) shall at the Effective Time constitute all of the issued and outstanding shares and Stock Purchase Rights of the Surviving Corporation. Each stock certificate or agreement of SAC evidencing ownership of any such shares and Stock Purchase Rights shall continue to evidence ownership of such shares and Stock Purchase Rights of the Surviving Corporation.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF JET

         3.1 ORGANIZATION AND GOOD STANDING. Jet is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Jet does not have any subsidiaries. The Articles of Incorporation and By-Laws of Jet, previously delivered to SAC, have not been amended and remain in effect. Jet is not in violation of its Articles of Incorporation or By-Laws.


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         3.2      OWNERSHIP OF JET SHARES.  Schedule A hereof sets forth the owners of record and beneficially of all of the shares of capital stock of Jet, all of which shares were duly authorized, validly issued, fully paid, non assessable and free of preemptive rights. There are no outstanding subscriptions, rights, options, warrants or other agreements, obligating Jet to issue, sell or transfer any stock or other securities.

         3.3 FINANCIAL STATEMENTS, BOOKS AND RECORDS. There has been previously delivered to SAC an audited balance sheet as of March 31, 1997 (the "Balance Sheet") and the related statements of operations from inception (October 3, 1996) through March 31, 1997 (collectively the "Financial Statements"). The Financial Statements fairly represent the financial position of Jet as at such date and the results of its operations for the period then ended.

         3.4 AUTHORITY. Jet has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Jet, and no other corporate proceedings on the part of Jet are necessary for Jet to authorize this Agreement or, other than approval of such agreement by the Jet Stockholders, for Jet to consummate the transactions contemplated hereby and thereby. This Agreement, when executed and delivered by Jet, will be duly executed and delivered by duly authorized officers of Jet. This Agreement is valid, binding and enforceable against Jet in accordance with its terms except as enforceability hereof or thereof may be subject to or limited by applicable bankruptcy, insolvency, arrangement or similar laws affecting the rights of creditors generally and judicial limitations upon equitable remedies.

         3.5 NO MATERIAL ADVERSE CHANGES. Since the date of the Balance Sheet there has not been:

                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of Jet;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Jet, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Jet's capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Jet of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.


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         3.6      COMPLIANCE WITH LAWS.  Jet has complied with all federal,
state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect its business.

         3.7 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of Jet;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Jet is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Jet, or upon the properties or business of Jet; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of Jet.

         3.8 ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Jet. There is no action, suit or claim or legal, administrative or arbitral proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving Jet or any of its properties or assets.

         3.9 BROKERS OR FINDERS. No broker's or finder's fee will be payable by Jet in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Jet.

         3.10 TANGIBLE ASSETS. Jet has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by Jet, any related capitalization items or other tangible property material to the business of Jet (the "Tangible Assets"). Jet holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet.

         3.11 LIABILITIES. Jet does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, (all of the foregoing collectively defined as "Liabilities"), which were not fully, fairly and adequately


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reflected on the Balance Sheet. As of the Closing Date, Jet will not have any
Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business or otherwise disclosed in Schedule 3.11.

         3.12 NO CONSENTS. Other than stockholder consent and filing of the Articles of Merger with the Secretary of State of the State of Florida, no other consents from any governmental agency or third party is necessary for the consummation of the transactions hereunder.

         3.13 OPERATIONS OF JET. Except as set forth on Schedule 3.13, or otherwise disclosed herein, from the date of the Balance Sheet and through the Closing Date hereof Jet has not and will not have except in the ordinary course of its operations:

                  (i)   incurred any indebtedness for borrowed money;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any material loan or advance to any stockholder, officer, director, employee, consultant, agent or other representative or made any other material loan or advance;

                  (iv) incurred or assumed any material indebtedness or liability (whether or not currently due and payable);

                  (v)   disposed of any assets; or

                  (vi) issued any equity securities or rights to acquire such equity securities.

         3.14 CAPITALIZATION. The authorized capital stock of Jet consists of 20,000,000 shares of common stock of which 1,776,800 shares are presently issued and outstanding. Jet has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to its issued or unissued shares of capital stock.

         3.15 TAXES. Jet has prepared and filed all appropriate tax returns for all periods to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         3.16 FULL DISCLOSURE. No representation or warranty by Jet in this Agreement or in any document or schedule to be delivered by it pursuant thereto, and no written statement, certificate or instrument furnished or to be furnished to SAC pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any statement herein or therein not


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materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Jet.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SAC

         4.1 ORGANIZATION GOOD STANDING AND OWNERSHIP. SAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of SAC consists of 30,000,000 shares of Common Stock ($.001 par value), of which ____ shares are presently issued and outstanding, and 3,000,000 shares of Preferred Stock ($.10 par value), no shares of which are issued and outstanding. Schedule B hereof sets forth the owners of record and beneficially of all of the Shares of capital stock of SAC, all of which shares were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule B also sets forth the owners of record and beneficially of all warrants to purchase common stock, each such warrant entitling the holder thereof to purchase one share of common stock at $4.50 per share (a true copy of the warrant is annexed as Exhibit "E"). The SAC Articles of Incorporation and By-Laws, previously delivered to Jet, have not been amended and remain in effect. SAC is not in violation of its Articles of Incorporation or By-Laws.

         4.2 THE SAC SHARES. The SAC Shares to be issued in the Merger have been or will have been duly authorized by all necessary corporate action and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         4.3 FINANCIAL STATEMENTS, BOOKS AND RECORDS. SAC has been recently organized and has as of the date hereof, assets and liabilities as set forth on Schedule B.

         4.4      NO MATERIAL CHANGES.  Since organization, there has not been:

                  (i) any material adverse change in the assets or financial condition of SAC;

                  (ii) any damage, destruction or loss materially affecting the assets or financial condition of SAC, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the SAC capital stock;

                  (iv) any sale of an asset or any mortgage or pledge by SAC of any properties or assets; or


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                  (v)   adoption of any pension, profit sharing, retirement,
stock bonus, stock option or similar plan or arrangement.

         4.5 COMPLIANCE WITH LAW. SAC has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its businesses.

         4.6 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of SAC;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which SAC is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, SAC or upon the securities properties or business of SAC; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         4.7 ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving SAC. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving SAC or any of its properties or assets.

         4.8 BROKERS OR FINDERS. No broker's or finder's fee will be payable by SAC in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by SAC.

         4.9 LIABILITIES. SAC does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, know or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit other than a loan from Joseph Laura in the sum of $500,000, represented by a certain Promissory Note dated May 23, 1997 (the "Laura Loan") (all of the foregoing collectively defined as "Liabilities"). As of the Closing Date, SAC will not have any Liabilities, other than the Laura Loan.


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



         4.10 NO CONSENTS. Other than filing the Articles of Merger with the Secretary of State of the State of Florida, no other consents from any governmental agency or third party is necessary for the consummation of the transaction hereunder.

         4.11 OPERATIONS OF SAC. Through the Closing Date hereof SAC has not and will not have:

                  (i) incurred any indebtedness for borrowed money other than ______________;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                  (v) disposed of any assets except in the ordinary course of business; or

                  (vi) issued any equity securities or rights to acquire such equity securities except the 447,200 shares and 1,000,000 Warrants to purchase common stock at $4.50 per share.

         4.12 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. SAC has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of SAC enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by SAC of this Agreement, in accordance with its respective terms and conditions will not:

                  (i) require the approval or consent of any governmental or regulatory body, the shareholders of SAC, or the approval or consent of any other person;

                  (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to SAC, or any instrument, contract or other agreement to which SAC is a party or by or to which SAC is bound or subject; or


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



                  (iii) result in the creation of any lien or other encumbrances on the assets or properties of SAC.

         4.13 FULL DISCLOSURE. No representation or warranty by SAC in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Jet pursuant hereto or in connection with the performance of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of SAC.

                                    ARTICLE V
                                    COVENANTS

         5.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the parties shall be entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

         5.2 EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         5.3 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         5.4 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

                  (i)   at the time of disclosure was public knowledge;

                  (ii) after the time of disclosure become public knowledge (except due to the action of the receiving party); or

                  (iii) the receiving party had within its possession at the time of disclosure.


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                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         The obligation of Jet and SAC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the requisite approval of the stockholders of Jet;

                  (ii) the representations and warranties set forth in Article III (with respect to SAC's obligations) and IV (with respect to Jet's obligations) above are true and correct in all material respects at and as of the Closing Date;

                  (iii) each of SAC and Jet shall have performed and complied with all of such party's covenants hereunder in all material respects through the Closing Date;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or change would (a) prevent consummation of any of the transactions by this Agreement, (b) cause any of the transaction contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Surviving Corporation to own the former assets and to operate the former business of Jet (and no such injunction, judgment, order, decree, ruling or change shall be in effect);

                  (v) SAC shall have raised sufficient capital such that its net shareholder equity shall be at least $100,000 at the Closing Date, and it shall have no liabilities other than the $500,000 Laura loan, (copies of which loan documents are attached as Exhibit "D");

                  (vi) SAC shall have complied with SEC Regulation D and Rule 504 promulgated thereunder in connection with its raise of capital; shall have filed Form D, and the Offering memorandum used in said raise of capital shall contain no untrue statements of material fact, nor omissions thereof which would make material statements therein misleading, as of the date thereof, and as of the Closing Date;

                  (vii) Jet shall have received a certificate from SAC to the effect that each of the conditions specified above in Article 6(i)-(vi) is satisfied in all respects;

                  (viii) Jet shall have received from counsel to SAC an opinion in form and substance satisfactory to counsel for Jet to the effect that:

                           (a) SAC has been duly formed and organized and upon
Closing all of its stock will be validly issued and nonassessable, and


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



                           (b) SAC has the requisite corporate authority to
engage in its business and own its properties and to execute and deliver this Agreement.

                           (c) This Agreement constitutes the legal, valid and
binding agreement of SAC, enforceable against it in accordance with all of its terms and conditions.

                           (d) Such other matters as counsel for Jet shall
reasonably request.

                  (ix) Stockholders of Jet owning fewer than twenty percent of its issued and outstanding common stock have elected appraisal rights pursuant to Section 2.4 hereof.

                                   ARTICLE VII
                                   TERMINATION

         7.       TERMINATION OF AGREEMENT.

                  (a) by mutual written consent of the SAC and Jet.

                  (b) by Jet if the Merger shall not have been consummated by July 31, 1997, provided that Jet's right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available in the event of Jet's failure to fulfill any obligation under this Agreement or any action or inaction on the part of Jet has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to SAC's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date;

                  (c) by SAC if the Merger shall not have been consummated by July 31, 1997, provided that the right of SAC to terminate this Agreement pursuant to this Section 7.1(c) shall not be available in the event SAC's or such failure to fulfill any obligation under this Agreement or any action or inaction on the part of SAC, has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to Jet's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date; or

                  (d) by Jet or SAC if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 WAIVERS. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

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         8.2 AMENDMENT. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         8.3 ASSIGNMENT. This Agreement is not assignable except by operation of law.

         8.4 NOTICES. Until otherwise specified in writing, the mailing addresses of the parties of this Agreement shall be as follows:


                  To Jet:           15675 N.W. 15th Avenue 12
                                    Miami, FL 33169
                                    Att: Joseph Nelson, President

                  To SAC:           30 Broad Street, 43rd Floor
                                    New York, NY 10004
                                    Att: Michael J. Cirillo, President

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the address or.

         8.5 GOVERNING LAW. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

         8.6 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

         8.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         8.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         8.9 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability or any term, phrase, clause, paragraph, restrictions, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.


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         8.10     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall be considered but one and the same document.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                    JET AVIATION TRADING, INC.


                                    By: /s/ Joseph Nelson
                                       -------------------------------------
                                       JOSEPH NELSON, President


                                    SCHUYLKILL ACQUISITION CORP.


                                    By: /s/ Michael J. Cirillo
                                       -------------------------------------
                                       MICHAEL J. CIRILLO, President




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